Exhibit 8.1

[LETTTERHEAD OF MORRISON & FOERSTER LLP]

October 19, 2016

Board of Directors

MedEquities Realty Trust, Inc.

3102 West End Avenue, Suite 400

Nashville, TN 37203

Re:	MedEquities Realty Trust, Inc.—

Status as a Real Estate Investment Trust;

Information in Registration Statement under Heading

Material U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We are acting as counsel to MedEquities Realty Trust, Inc., a Maryland corporation (the “Company”), and MedEquities Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”) in connection with the registration statement on Form S-11 (File No. 333-206519), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the potential resale from time to time, pursuant to Rule 415 of the Securities Act, of up to 9,614,228 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), by the selling stockholders identified in the Registration Statement, any pre-effective amendment to the Registration Statement and any prospectus supplements to the final prospectus included as part of the Registration Statement. Capitalized terms not defined herein shall have the meanings ascribed to them in the certificate (or incorporated therein by reference) executed by duly appointed officers of the Company dated October 19, 2016 (the “Certificate”), delivered to Morrison & Foerster LLP by the Company and the Operating Partnership which provides certain representations by them relevant to this opinion.

You have requested our opinion as to certain U.S. federal income tax matters regarding the Company. Although you may disclose to any and all persons, without limitation of any kind, the federal tax treatment and federal tax structure of the Company and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended for your benefit in connection with the Registration Statement. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent, provided that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law and persons purchasing the Shares.

In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Registration Statement; (ii) the Certificate; and (iii) the Partnership Agreement of the Operating Partnership. In addition, we have examined such other documents as we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

Our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and (b) the assumption that (i) the Company and its subsidiaries and the Operating Partnership have valid legal existences under the laws of the states in which they were formed and have operated in accordance with the laws of such states, (ii) the Company and the Operating Partnership are operated, and will continue to be operated, in the manner described in the Certificate, (iii) the facts contained in the Registration Statement are true and complete in all material respects, (iv) all representations of fact contained in the Certificate are true and complete and (v) any representation of fact in the Certificate that is made “to the knowledge of” or similarly qualified is correct without such qualification. While we have made such inquiries and investigations as we have deemed necessary, we have not undertaken an independent inquiry into or verification of all such facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.

We note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a real estate investment trust (“REIT”) for U.S. federal income tax purposes depends upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

Our opinion herein is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

Based upon, and subject to, the foregoing and the next paragraphs below, we are of the opinion that, as of the date hereof:

(i)	The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for its short taxable year ended December 31, 2014 through its taxable year ended December 31, 2015 and its current organization and current and proposed method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under U.S. federal income tax laws for its taxable year ending December 31, 2016 and thereafter.

(ii)	We have reviewed the statements included or incorporated by reference in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations” and, insofar as such statements pertain to matters of law or legal conclusions, they are correct in all material respects.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP